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                                                                    EXHIBIT 8(h)

                                     FORM

State Street Bank and Trust Company
225 Franklin Street
Boston, MA 02110

  Re: Transfer Agency and Service Agreement dated June 6, 1994 by and between Martin Currie Business Trust and State Street Bank and Trust Company, as amended (the "Agreement")
        ------------------------------------------------------------------------

Ladies and Gentlemen:

     Pursuant to Article 10 of the Agreement, Martin Currie Business Trust (the "Trust") hereby notifies you that it has established two additional series of shares, namely, the "MCBT Global Equity Fund" and the "MCBT Greater China Fund" (collectively, the "New Funds"), with respect to each of which the Trust desires that you serve as transfer agent under the terms of the Agreement.

     If you agree to so serve as transfer agent for each of the New Funds, kindly sign and return to the Trust the enclosed counterpart hereof, whereupon each of the New Funds shall be deemed a "Portfolio" under the Agreement. This letter agreement shall constitute an amendment to the Agreement and, as such, a binding agreement between the Trust and you in accordance with its terms.

                         Very truly yours,

                         MARTIN CURRIE BUSINESS TRUST


                         By:
                              ---------------------------------
                              Name:
                              Title:


The foregoing is hereby
accepted and agreed.

STATE STREET BANK AND TRUST COMPANY


By:
    -------------------------
    Name:
    Title: